Exhibit 99.1

For Immediate Release

PULSE ELECTRONICS CORPORATION REPORTS
THIRD QUARTER RESULTS

Revenue and Operating Profit within Guidance; Secures $102.7 Million Investment from Affiliates of Funds Managed by Oaktree Capital Management, L.P.; Company Recapitalizes Using NYSE Financial Viability Exception

SAN DIEGO, November 7, 2012—Pulse Electronics Corporation (NYSE:PULS), a leading provider of electronic components, today reported results for its third quarter ended September 28, 2012.

Third Quarter Highlights

•	Net sales were $88.2 million, down 8.1 percent from $96.0 million in the prior-year quarter, and down 12.1 percent from $100.4 million in the second quarter.
•	Operating loss (U.S. GAAP) was $5.8 million compared with a loss of $0.7 million in the prior-year quarter and a loss of $0.1 million in the second quarter.
•
Non-GAAP operating loss was $0.6 million, compared with a profit of $2.6 million in the prior-year quarter and a profit of $0.8 million in the second quarter. (See Schedule A for a reconciliation of U.S. GAAP results to non-GAAP measures.)

Additionally, the company and certain affiliates of investment funds managed by Oaktree Capital Management, L.P., an affiliate of Oaktree Capital Group, LLC (NYSE: OAK), a leading global investment management firm with approximately $81 billion under management, have entered into definitive agreements to recapitalize Pulse with a debt and equity investment of approximately $102.7 million in Pulse.  At closing, Pulse intends to use the proceeds to repay $55 million outstanding under its senior credit agreement with its existing lenders and use $20 million for working capital and general business purposes. In addition, Oaktree has agreed to exchange $27.7 million of the company’s $50 million in outstanding 7% senior convertible notes due 2014. The new capital structure supports the company’s long term strategy and the execution of its business plans. The loan has a five-year term and will allow Pulse to further strengthen its technology leadership in the electronics components industry, continue the turnaround of its wireless business, and significantly reduce the amount of cash required for debt service.  Pulse expects these transactions to close on or around November 19, 2012.

Completion of these transactions is urgent due to liquidity constraints the company currently faces.  This difficult liquidity situation resulted from high levels of debt and impending maturity in February 2013, unsustainable levels of cash interest expense to service the debt, and reduced operating cash flow due to a decrease in demand for the company’s products resulting from the unfavorable economic and industry environment.  At current rates of cash use, the company estimates that it would be unable to meet its current obligations prior to the end of 2012.  The company expects that the Oaktree transactions will substantially resolve its liquidity constraints and enable it to continue its pursuit of growth.

CEO Comments

“Our operating performance for both revenue and non-GAAP operating profit were within guidance again this quarter,” said Pulse Chairman and Chief Executive Officer Ralph Faison, “which indicates that our business is performing as expected, given the challenging economic and industry environment.  Our network business made sequential improvements in operating profit despite restrained demand, even excluding one time beneficial items.  Our wireless business performed as expected due to customer program ramp delays at two large customers that we announced in August.  These delays led to a temporary decline in revenues in the segment. We believe the wireless segment, depending on customer ramps, remains on track to attain near breakeven performance on annualized revenue of approximately $100 million by the end of this year.

"Oaktree’s investment demonstrates a strong belief in the fundamental market and operational strength of the company,” continued Mr. Faison.  “In connection with Pulse's thorough review of capital alternatives, the company received interest from a number of well-recognized investment firms.  Oaktree’s investment uniquely satisfied our objectives of providing immediate improvement to our liquidity, addressing the maturity of our existing credit agreement, and reducing our cash debt service costs while providing the best outcome to stakeholders under the circumstances.”

"We are pleased to have the opportunity to partner with Pulse and provide additional capital to drive strong financial and operating performance and position the company for long-term success," said Ken Liang, a Managing Director at Oaktree Capital Management. "We look forward to working with Pulse's management team to further its business strategy in the years ahead.”

Third Quarter Operating Performance

Net sales were $88.2 million compared with $96.0 million in the prior-year quarter, reflecting ongoing economic and industry weakness which constrained demand for network and power products, partially offset by higher wireless sales to new antenna customers. Sequentially, net sales decreased 12.1 percent compared with second quarter net sales of $100.4 million mainly due to delayed customer product ramps in wireless that extended into the third quarter.

Cost of sales decreased 3.6 percent to $71.3 million from $73.9 million in the prior-year quarter. The company’s gross profit margin was 19.2 percent compared with 23.0 percent in the prior-year quarter and 19.1 percent in the second quarter. The lower gross profit margin compared to the prior year reflects ramp up costs for new programs and inefficiencies associated with the growth in wireless, and higher labor costs, lower pricing, and volumes for network and power products. The sequential improvement in gross margin was due mainly to the favorable effects of manufacturing plant consolidations and lower cost parts suppliers in network and power.

Operating expenses decreased 8.8 percent to $18.0 million from $19.8 million in the third quarter of 2011, and on a comparable basis excluding one-time items operating expenses declined 5.9 percent.  The decrease in spending was due to aggressive expense reduction actions, the $1.0 million favorable impact of reaching an agreement on intellectual property licensing, and sustained scrutiny over all discretionary spending.

Operating loss (U.S. GAAP) was $5.8 million compared with a loss of $0.7 million in the prior-year quarter. Non-GAAP operating loss was $0.6 million compared with a profit of $2.6 million in the prior-year quarter and a profit of $0.8 million in the second quarter. Third quarter operating loss (U.S. GAAP) included $3.9 million for severance, impairment and associated costs and $0.8 million for debt restructuring and related costs.

The company had $22.3 million of cash and cash equivalents at September 28, 2012 compared with $17.6 million at December 30, 2011. The company has been diligent in maximizing the efficiency of working capital to maintain adequate levels of cash in the uncertain economic and market environment.  The company generated $1.8 million in cash from operations during the quarter and restrained capital expenditures to $0.7 million.  During the third quarter the company had no changes to its outstanding debt.

As part of the amendment to the credit facility completed in March 2012, the company issued warrants to purchase approximately 2.6 million shares of common stock, which represent 6.1% of all outstanding shares, to its existing bank group.  Unless the outstanding borrowings under the credit facility are repaid by certain dates, the vesting of the warrants occurs in three stages over the course of the remainder of this calendar year.  The company did not retire the facility in full by the second vesting date of September 28, 2012, and approximately 0.4 million warrants, which convert into the equivalent of 0.9% of the outstanding shares of common stock, vested on that date.  The cumulative vested warrants total approximately 1.2 million shares, or the equivalent of 2.8% of the outstanding shares.

Oaktree Investment

The company expects that the investment of new capital by Oaktree will provide it with sufficient liquidity to meet its anticipated funding needs. The Oaktree investment totals approximately $102.7 million and is comprised of two phases.  The company expects the initial phase to close on or about November 19, 2012, and it consists of:

•
a $75 million senior secured Term Loan A with funds to be used for retirement of $55 million of outstanding debt under Pulse’s existing senior secured credit facility and $20 million in new cash to be used for working capital and general business purposes;

•	a $27.7 million secured Term Loan B issued and exchanged for $27.7 million of Pulse’s outstanding 7% senior convertible notes due December 2014 now held by Oaktree;
•
the issuance by Pulse to Oaktree of an amount of shares of Pulse common stock which, along with any other common stock Oaktree already owns, will represent approximately 49% of the outstanding common stock of Pulse; and

•	the issuance by Pulse to Oaktree of a warrant to purchase shares of a subsidiary that will terminate upon issuance of shares of a new class of Pulse non-voting preferred stock as described below.

The interest rate on the $75 million secured Term Loan A will be 12% per annum, and the interest rate on the $27.7 million Term Loan B will be 10% per annum.  Interest on each of the secured term loans is payable-in-kind (PIK) for the first three years of the loans.  Both term loans mature five years after closing of the term loan credit facility agreement and are secured by a perfected first lien on the collateral that currently secures Pulse’s outstanding senior secured credit facility and Pulse’s available unencumbered assets.  The loans are non-amortizing and prepayable without penalty.  While the Term Loan B is not junior in priority to the Term Loan A, the Term Loan B may not be repaid until the Term Loan A has been repaid in full.

As part of the initial phase of the recapitalization, Oaktree will be issued shares of a new class of non-voting preferred stock as soon as Pulse shareholders approve an amendment to Pulse’s articles of incorporation to authorize the issuance of non-voting preferred stock at a special shareholder meeting.  If Pulse shareholders do not approve the amendment, Oaktree will be entitled to exercise warrants to purchase 19.9% of the common stock of Pulse’s wholly-owned Delaware subsidiary, Technitrol Delaware, Inc.  However, if the non-voting preferred stock is authorized and issued to Oaktree, the subsidiary warrant will be terminated.  Following the issuance of the Pulse preferred stock, from time to time after completion of the second phase of the recapitalization, in the event Oaktree’s percentage ownership of outstanding shares of common stock falls below 49%, the company will issue to Oaktree shares of Pulse common stock that it is ultimately entitled to in the recapitalization in order to maintain Oaktree’s ownership of then outstanding Pulse common stock at 49% until such time as it has received all such shares of common stock.  The new Pulse preferred stock will automatically convert into additional shares of Pulse common stock upon discharge of the company’s 7% senior convertible notes and Oaktree would then hold approximately 64.38% of the equity of Pulse (on a fully diluted basis immediately following closing, and without giving effect to shares of common stock and warrants it owns prior to this transaction).  The terms of its investment provide Oaktree the right to designate three individuals to the company’s slate of director nominees at any shareholder meeting.

The company expects the second phase of the recapitalization to occur during 2013.  In this phase, Pulse intends to offer each holder of its outstanding senior convertible notes, other than Oaktree, the option to receive new debt under secured Term Loan B in exchange for its senior convertible notes at up to 80% of their par amount, as well as shares of Pulse common stock.  To the extent the holders of 90% of the senior convertible notes, including those exchanged by Oaktree in the first phase, exchange their notes under this optional exchange, then the $27.7 million portion of Oaktree’s Term Loan B will be reduced by 20%.

The information contained in this press release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any security.  The second phase exchange offer will only be made by means of appropriate offer documents and related materials.

The issuance of new shares of Pulse common stock in these transactions would normally require approval of Pulse shareholders according to the shareholder approval policy of the New York Stock Exchange. The audit committee of the Pulse board of directors determined that the delay necessary to obtain shareholder approval prior to securing the term loan would seriously jeopardize the financial viability of Pulse due to its current liquidity constraints.  Therefore, the audit committee pursued an exception provided in the NYSE’s shareholder approval policy and applied to the NYSE to waive the shareholder approval that would otherwise be required.  The NYSE has accepted Pulse’s application for the exception.  In reliance on the exception, Pulse and Oaktree expect to consummate the first phase of the recapitalization on or around November 19, 2012, which is at least 10 days after Pulse mails a letter to all shareholders notifying them of its intention to issue the shares of its common stock without seeking their approval, in accordance with NYSE rules. The following table is intended to illustrate the relative equity interest of the Company’s existing equity holders and Oaktree immediately after Closing taking into account only issued and outstanding shares of common stock and common stock underlying vested warrants owned by Oaktree.

Ownership of Common Stock on an Issued and Outstanding Basis Immediately Following Closing

Non-Oaktree Common Stock Outstanding prior to the Closing	40.7	51.00%
Common Stock Beneficially Owned by Oaktree Post-Transaction
Common Stock Beneficially Owned by Oaktree prior to Transaction (1)	2.4	3.02%
Common Stock issued to Oaktree immediately upon Closing	36.7	45.98%
	39.1	49.00%
Common Stock Outstanding immediately after the Closing	79.9	100.00%

Share amounts in millions
Totals may not add due to rounding
(1) Common Stock Beneficially Owned by Oaktree prior to Transaction includes 698,555 warrants to purchase, and for purposes of this table, is included in Common Stock Outstanding Post-Transaction.

The following tables are intended to illustrate the relative equity interest of the company’s current equity holders, Oaktree and the non-Oaktree senior convertible noteholders giving effect to the completion of the first and second phases under three different hypothetical scenarios.

Assuming 0% Exchange of Senior Convertible Notes by non-Oaktree holders:

Existing Equity (includes Common Stock and Common Stock underlying warrants owned by Oaktree prior to the Closing)	44.8	35.62%
Common Stock issued and issuable to Oaktree
Common Stock issued to Oaktree immediately upon Closing	36.7	29.19%
Common Stock underlying Convertible Preferred issuable to Oaktree	44.3	35.19%
	81.0	64.38%
Total Common Stock, fully diluted basis	125.8	100.00%

Assuming 90% Exchange of Senior Convertible Notes by all holders, including Oaktree:

Existing Equity (includes Common Stock and Common Stock underlying warrants owned by Oaktree prior to the Closing)	44.8	23.50%
Common Stock issued and issuable to Oaktree
Common Stock issued to Oaktree immediately upon Closing	36.7	19.26%
Common Stock underlying Convertible Preferred issuable to Oaktree	86.1	45.12%
	122.8	64.38%
Common Stock issued in the Exchange Offer to non-Oaktree holders of senior convertible notes	23.1	12.12%
Total Common Stock, fully diluted basis	190.7	100.00%

Assuming 100% Exchange of Senior Convertible Notes by all holders, including Oaktree:

Existing Equity (includes Common Stock and warrants owned by Oaktree prior to the Closing)	44.8	20.00%
Common Stock issued and issuable to Oaktree
Common Stock issued to Oaktree immediately upon Closing	36.7	16.39%
Common Stock underlying Convertible Preferred issuable to Oaktree	107.5	47.99%
	144.3	64.38%
Common Stock issued in the Exchange Offer to non-Oaktree holders of senior convertible notes	35.0	15.62%
Total Common Stock, fully diluted basis	224.1	100.00%

Share amounts in millions
Totals may not add due to rounding

(1)
Existing Equity consists of (i) 42,460,311 outstanding shares of common stock, (ii) 1,271,960 shares underlying options and (iii) 1,086,945 shares underlying warrants, in each case as of November 7, 2012.

(2)
Shares of common stock issued and issuable to Oaktree does not include shares of common stock and shares of common stock issuable upon exercise of vested warrants owned by Oaktree prior to the transaction.

(3)
The actual amounts and percentage equity interest of the company’s Existing Equity, Oaktree and the non-Oaktree senior convertible noteholders may vary from the amounts  and percentage set forth above as a result of any changes to the company’s capital structure following the date of this press release.

The description of the terms of the recapitalization transactions contained in this press release is a summary.  The recapitalization plan is subject to numerous conditions, including certain customary conditions typical for transactions of this nature. No assurances can be made that these closing conditions will be satisfied or that any transaction will be consummated.  The company encourages you to read the full agreements which it expects to file as exhibits to a Current Report on Form 8-K with the Securities and Exchange Commission.

Fourth Quarter 2012 Outlook

“As we look to the fourth quarter, we are pleased to see that the two customer ramps in our wireless segment that we noted earlier are now on track and we are very busy executing to meet their demand,” said Mr. Faison. “Accordingly, we expect the wireless segment to reach our targets of approximately $100 million in annualized sales and near breakeven profitability.  This should contribute to improved performance in the fourth quarter despite ongoing uncertainty and weakness in the network and power segments.”

The company expects fourth quarter 2012 net sales to range from $87 million to $93 million and non-GAAP operating profit to range from a loss of $1 million to a profit of $1 million.

Conference Call

Pulse management will conduct a conference call at 5 p.m. Eastern (2 p.m. Pacific) today. The conference call will be available via telephone and the Internet. The dial-in number is 1-800-860-2442 (international 1-412-858-4600). A link to the earnings press release, the Internet web cast and a slide presentation that will accompany management’s prepared remarks will be available on the “Investor Information” section of the company’s web site www.pulseelectronics.com for two weeks.

About Pulse Electronics Corporation

Pulse Electronics is the electronic components partner that helps customers build the next great product by providing the needed technical solutions. Pulse Electronics has a long operating history of innovation in magnetics, antennas and connectors, as well as the ability to ramp quickly into high-quality, high-volume production.  The company serves the wireless and wireline communications, power management, military/aerospace and automotive industries. Pulse Electronics is a participating member of the IEEE, SFF, OIF, HDBaseT Alliance, CommNexus, and MoCA. Visit the Pulse Electronics website at www.pulseelectronics.com.

About Oaktree

Oaktree is a leading global investment management firm focused on alternative markets, with an estimated $81.0 billion in assets under management as of September 30, 2012. The firm emphasizes an opportunistic, value-oriented and risk-controlled approach to investments in distressed debt, corporate debt (including high yield debt and senior loans), control investing, convertible securities, real estate and listed equities. Headquartered in Los Angeles, the firm has over 700 employees and offices in 13 cities worldwide. For additional information, please visit Oaktree’s website at http://www.oaktreecapital.com/.

Safe Harbor

This press release contains statements, including projections of future business objectives and financial results, that are "forward-looking" within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties. These forward-looking statements are based on the company's current information and expectations. There can be no assurance these forward-looking statements, including, without limitation, the company’s results for the fourth quarter and the recapitalization transactions, will be achieved.  Factors that may cause expected results or anticipated events or circumstances discussed in this press release to not occur or to differ from expected results include: the company’s ability to close on the recapitalization; its ability to satisfy other conditions of the transactions, the ability of the investors to fund the refinancing; general conditions in the capital markets; general economic conditions; and the company’s ability to maintain adequate liquidity to operate its business.  Actual results may differ materially due to the risk factors listed from time to time in the company's SEC reports including, but not limited to, those discussed in its Current Reports on Form 8-K, Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K.  All such risk factors are incorporated herein by reference as though set forth in full. The company undertakes no obligation to update any forward looking statement.

Non-GAAP Rationale

Non-GAAP operating profit or loss (operating profit or loss according to accounting principles generally accepted in the United States excluding pre-tax severance, impairment and other associated costs; pre-tax non-cash stock-based compensation expenses; and other pre-tax adjustments as described in the applicable period), non-GAAP diluted earnings (loss) per share (net earnings (loss) per share from continuing operations according to principles generally accepted in the United States excluding after-tax severance, impairment and other associated costs; after-tax non-cash stock-based compensation expenses; and other after-tax adjustments as described in the applicable period) and adjusted EBITDA (net earnings attributable to Pulse Electronics Corporation plus net earnings from discontinued operations and non-controlling interest, excluding income taxes; depreciation and amortization; interest expense/income;  non-cash stock-based compensation expenses; other expense/income; and severance, impairment and other associated costs and other adjustments as described in the applicable period), are not measures of performance under accounting principles generally accepted in the United States.  Non-GAAP operating profit or loss, non-GAAP diluted earnings (loss) per share and adjusted EBITDA should not be considered a substitute for, and an investor should also consider, net income, operating profit, cash flow from operations and other measures of performance as defined by accounting principles generally accepted in the United States as indicators of the company’s profitability or liquidity.  Non-GAAP operating profit (loss) and non-GAAP diluted earnings (loss) per share are often used by the company’s shareholders and analysts as an additional measure of its operating performance. Adjusted EBITDA is often used by the company’s shareholders and analysts as an indicator of a company’s ability to service debt and fund capital expenditures.  The company believes these non-GAAP measures enhance a reader’s understanding of the company’s financial condition, results of operations and cash flow because they are unaffected by capital structure and, therefore, enable investors to compare its operating performance to that of other companies.  The company understands that its presentation of non-GAAP operating profit (loss), non-GAAP diluted earnings (loss) per share and adjusted EBITDA may not be comparable to other similarly titled captions of other companies due to differences in the method of calculation.

Based on discussions with investors and analysts, the company believes that a reader’s understanding of the company’s operating performance is enhanced by references to these non-GAAP measures. Removing charges for severance, impairment and other associated costs, non-cash stock-based compensation expenses and other adjustments may facilitate comparisons of operating performance among financial periods and peer companies.  These charges may result from facility closures, the exit of a product line, production relocations and capacity reductions and / or restructuring of overhead and operating expenses to enhance or maintain profitability in an increasingly competitive environment.  Removing non-cash stock-based compensation expenses facilitates comparisons of the company’s operating performance with that of other companies with differing compensation structures and with the company’s performance in periods during which its own compensation structure may have been different.  Impairment charges, accelerated depreciation and costs related to an unsolicited takeover attempt are not part of the normal operating expense structure of the relevant business in the period in which the charge is recorded.

Copyright © 2012 Pulse Electronics Corporation. All rights reserved. All brand names and trademarks are properties of their respective holders.

Contact:
Drew A. Moyer
Senior Vice President, Chief Financial Officer
858-674-8268
dmoyer@pulseelectronics.com

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(in thousands, except per-share data)

	Three Months Ended		Nine Months Ended
	9/28/12	9/30/11	9/28/12	9/30/11

Net sales	$88,233	$96,014	$282,751	$278,811
Cost of sales	71,281	73,913	228,198	215,913
Gross profit	16,952	22,101	54,553	62,898
Operating expenses	18,049	19,798	55,834	62,594
Severance, impairment and other associated costs	3,851	2,968	5,901	13,591
Debt restructuring and related costs	814	-	814	-
Costs related to unsolicited takeover attempt	-	-	-	1,916
Operating loss	(5,762)	(665)	(7,996)	(15,203)

Interest expense, net	(3,754)	(1,917)	(10,099)	(4,368)
Other (expense) income, net	948	(1,088)	877	621
Loss from continuing operations before income taxes	(8,568)	(3,670)	(17,218)	(18,950)
Income tax (expense) benefit	(356)	2,682	(2,504)	8,512
Net loss from continuing operations	(8,924)	(988)	(19,722)	(10,438)
Net earnings from discontinued operations	-	(270)	-	342
Net loss	(8,924)	(1,258)	(19,722)	(10,096)
Less: Net (loss) earnings attributable to non-controlling interest	35	(118)	(259)	(26)
Net loss attributable to Pulse Electronics Corporation	(8,959)	(1,140)	(19,463)	(10,070)

Basic shares outstanding	42,430	41,252	41,827	41,211
Basic loss per share from continuing operations	(0.21)	(0.02)	(0.47)	(0.25)
Basic (loss) earnings per share from discontinued operations	-	(0.01)	-	0.01
Basic loss per share	(0.21)	(0.03)	(0.47)	(0.24)

Diluted shares outstanding	42,430	41,252	41,827	41,211
Diluted loss per share from continuing operations	(0.21)	(0.02)	(0.47)	(0.25)
Diluted (loss) earnings per share from discontinued operations	-	(0.01)	-	0.01
Diluted loss per share	(0.21)	(0.03)	(0.47)	(0.24)

AMOUNTS ATTRIBUTABLE TO PULSE ELECTRONICS CORPORATION:

Net loss from continuing operations excluding non-controlling interest	$(8,959)	$(870)	$(19,463)	$(10,412)
Net (loss) earnings from discontinued operations	-	(270)	-	342
Net loss attributable to Pulse Electronics Corporation	(8,959)	(1,140)	(19,463)	(10,070)

BUSINESS SEGMENT INFORMATION (UNAUDITED)
(in thousands)

	Three Months Ended		Nine Months Ended
	9/28/2012	9/30/2011	9/28/2012	9/30/2011
Net Sales
Network	$39,902	$43,832	$120,355	$129,767
Power	28,932	36,580	92,743	107,147
Wireless	19,399	15,602	69,653	41,897
Total net sales	88,233	96,014	282,751	278,811

Operating profit (loss)
Network	2,487	1,090	2,381	2,777
Power	678	4,012	5,056	7,939
Wireless	(4,262)	(2,799)	(8,718)	(10,412)
Operating profit (loss) excluding severance, impairment and other associated costs, and costs related to unsolicited takeover attempt	(1,097)	2,303	(1,281)	304
Severance, impairment and other associated costs	3,851	2,968	5,901	13,591
Debt restructuring and related costs	814	-	814	-
Costs related to unsolicited takeover attempt	-	-	-	1,916
Operating loss	$(5,762)	$(665)	$(7,996)	$(15,203)

FINANCIAL POSITION (UNAUDITED)

(in thousands)	9/28/2012	12/30/2011 [1]

Cash and cash equivalents	$22,348	$17,606
Accounts receivable, net	55,746	59,507
Inventory, net	31,492	36,968
Prepaid expenses and other current assets	25,293	22,144
Net property, plant and equipment	30,202	28,605
Other assets	11,420	16,235
Total assets	176,501	181,065

Accounts payable	$60,549	$52,802
Accrued expenses and other current liabilities	41,435	44,935
Current portion of long-term debt	54,950	-
Long-term debt	50,000	93,950
Other long-term liabilities	18,295	21,650
Total liabilities	225,229	213,337
Total deficit	(48,728)	(32,272)

Total liabilities and deficit	$176,501	$181,065

Shares outstanding	42,460	41,980

[1] The Company's prior period financial results have been revised to reflect an immaterial correction.  During the third quarter of 2012 the Company identified an adjustment related to its deferred tax valuation allowance recorded in the fourth quarter of 2011.  The Company has concluded that the correction was not material to any of its prior period financial statements.  As a result of the revision, our other assets increased by $5.5 million and our total deficit decreased by $5.5 million as of December 30, 2011.

Schedule A
NON-GAAP MEASURES (UNAUDITED)
(in thousands, except per-share amounts)

1.  Adjusted EBITDA

	Quarter Ended
	9/28/12	9/30/11

Net loss attributable to Pulse Electronics Corporation	$(8,959)	$(1,140)
Net earnings from discontinued operations	-	270
Non-controlling interest	35	(118)
Income tax expense (benefit)	356	(2,682)
Interest expense, net	3,754	1,917
Non-cash stock-based compensation expenses	483	336
Depreciation and amortization	2,040	2,616
Other expense (income)	(948)	1,088
Severance, impairment and other associated costs	3,851	2,968
Debt restructuring and related costs	814	-
Costs related to unsolicited takeover attempt	-	-
Adjusted EBITDA	1,427	5,255

2.  Net (loss) earnings per diluted share from continuing operations excluding severance, impairment and other associated costs, debt restructuring and related costs, costs related to unsolicited takeover attempt, non-cash stock-based compensation expenses and other adjustments

	Quarter Ended		Nine Months Ended
	9/28/12	9/30/11	9/28/12	9/30/11

Net loss per diluted share	$(0.21)	$(0.03)	$(0.47)	$(0.24)
Diluted earnings per share from discontinued operations	-	0.01	-	(0.01)
After-tax severance, impairment and other associated costs, per share	0.08	0.05	0.11	0.25
After-tax non-cash stock-based compensation expenses, per share	0.01	0.01	0.02	0.01
After-tax debt restructuring and related costs, per share	0.01	-	0.01	-
After-tax costs related to unsolicited takeover attempt, per share	-	-	-	0.04
Net (loss) earnings per diluted share from continuing operations excluding severance, impairment and other associated costs, debt restructuring costs, non-cash stock-based compensation expenses and other adjustments	(0.11)	0.04	(0.33)	0.05

3.  Operating profit (loss) excluding severance, impairment and other associated costs, debt restructuring and related costs, costs related to unsolicited takeover attempt, non-cash stock-based compensation expenses and other adjustments

	Quarter Ended		Nine Months Ended
	9/28/12	9/30/11	9/28/12	9/30/11

Operating loss	$(5,762)	$(665)	$(7,996)	$(15,203)
Pre-tax severance, impairment and other associated costs	3,851	2,968	5,901	13,591
Pre-tax non-cash stock-based compensation expenses	483	336	1,323	1,253
Pre-tax debt restructuring and related costs	814	-	814	-
Pre-tax costs related to unsolicited takeover attempt	-	-	-	1,916
Operating profit (loss) excluding severance, impairment and other associated costs, debt restructuring costs, non-cash stock-based compensation expenses and other adjustments	(614)	2,639	42	1,557